Exhibit 5.1

[ORACLE LETTERHEAD]

June 22, 2018

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about June 22, 2018, in connection with the registration under the Securities Act of 1933, as amended, of 215,192 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), of which (i) 16,334 Shares are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of February 14, 2018 (the “Zenedge Merger Agreement”), by and among the Company, OC Acquisition LLC and Zealot Acquisition Corporation, each a subsidiary of the Company, Zenedge, Inc. (“Zenedge”) and the Holder Representative and (ii) 198,858 Shares are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Share Purchase Agreement, dated as of April 23, 2018 (together with the Zenedge Merger Agreement, the “Acquisition Agreements”), by and among the Company, Grapeshot Limited (“Grapeshot”), the Selling Shareholders and the Holder Representative.

Pursuant to the Acquisition Agreements, the Company assumed outstanding equity awards of (a) Zenedge under the Zenedge, Inc. 2015 Stock Plan, as amended (the “Zenedge Plan”) and (b) Grapeshot under the Grapeshot EMI Option Agreements and Grapeshot Share Option Agreements, between Grapeshot and certain recipients (the “Grapeshot Option Agreements”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the Zenedge Plan and the Grapeshot Option Agreements, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Secretary